EXHIBIT 99

OptimumBank

PRESS

Holdings, Inc.

RELEASE

FOR IMMEDIATE RELEASE
For more information contact:	October 1, 2004

Albert J. Finch, Chairman of the Board	Richard L. Browdy, President
(954) 776-2332	(954) 776-2332

OptimumBank Holdings Issues Trust Preferred Securities

Plantation, FL.  (October 1, 2004).  OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for  OptimumBank, announced today that it issued $5.0 million in Trust Preferred Securities on September 30, 2004.  “The issuance of pooled trust preferred securities is an attractive, cost efficient method of capital funding without shareholder dilution and the securities count as tier 1 regulatory capital for the Bank,” according to Albert J. Finch, Chairman of the Board.  He also said, “Since opening for business in November 2000, we have worked hard, strengthening our capital base through earnings. This additional capital reinforces an already solid foundation.”  The holding company downstreamed the proceeds to OptimumBank and its capital base now exceeds $21 million at September 30, 2004.

The Trust Preferred Securities were purchased by Bear Stearns Securities Corporation and placed in a larger pool of securities sponsored by them which will be sold to various investors.  Ryan Beck & Co. acted as referral agent on this transaction.

OptimumBank has grown significantly since opening for business.  At September 30, 2004, the Bank has over $150 million in assets. Richard L. Browdy, President, said, “The Bank expects continued growth with this new level of capital and with OptimumBank’s regulatory lending limit now over $5 million, we expect our lending business to increase.”  The Bank plans additional branch openings in the next few years and is expecting growth north of its current locations in the lucrative Palm Beach and Martin County markets.

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade and Palm Beach Counties.  The bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

2477 East Commercial Boulevard, Florida  33308

  E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281